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                                                               Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

       For the Three Months Ended March 31, 2002 and 2001
                 (In thousands, except ratios)



                                              Three Months  Three Months
                                                  2002         2001
                                              ------------  ------------

Income (loss) from continuing operations
  before income taxes                           $     970    $ (3,610)

Add:  Fixed Charges                                 2,512        4,018
                                                ---------    ---------

Adjusted income before income taxes             $   3,482    $     408
                                                =========    =========

Fixed charges:
  Preferred stock dividends                     $   2,012    $   2,012
  Income tax effect on preferred
    stock dividends                                   - -          - -
  Interest portion of rentals                          36          - -
  Total interest costs                                464        2,006
                                                ---------    ---------

Total fixed charges                             $   2,512    $   4,018
                                                =========    =========

Fixed Charge Ratio                                   1.39          (a)

Inadequate coverage                             $     - -    $   3,610
                                                =========    =========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                     $   5,558    $   4,393
  DD&A(b) (corporate)                                  53           68
  Provision for closed operations
    and environmental matters                         109          574
                                                ---------    ---------

                                                $   5,720    $   5,035
                                                =========    =========


(a) Earnings for period are inadequate to cover fixed charges.
(b) "DD&A" is an abbreviation for "depreciation, depletion and amortization."